       1                                                           News Release


RELEASE:Immediate                                             CONTACT:
                                                              Ronda J. Williams
                                                              312-706-3232


          OIL-DRI REPORTS SIGNIFICANT IMPROVEMENT IN SECOND QUARTER AND
                               SIX MONTH EARNINGS

CHICAGO - February 26, 2003 - Oil-Dri Corporation of America (NYSE: ODC) announced sales of $44,456,000 for its second quarter ended January 31, 2003, 1.5% greater than sales of $43,780,000 in the same quarter one year ago. The company reported net income of $1,219,000 or $0.21 per fully diluted share for the quarter, a significant improvement compared to the $74,000 or $0.01 per fully diluted share for the same quarter a year ago.

Sales for the six months ended January 31, 2003 were $82,186,000, 1.9% lower than sales of $83,803,000 in the same period a year ago. Net income for the six months was $1,630,000 or $0.29 per fully diluted share, compared to 341,000 or $0.06 per fully diluted share a year ago.

The company's pre-tax income for the second quarter was $1,772,000 including a one-time contractual payment of $675,000 from a customer who failed to meet minimum purchase requirements under a supply agreement with the company. The company's six-month pre-tax income was $2,357,000 which includes this contractual payment and a gain of $139,000 from the sale of mineral rights in Tennessee.

SECOND QUARTER OVERVIEW
President and Chief Executive Officer, Daniel S. Jaffee commented, "This year's improved results are a sign of the company's growing financial strength. It is also a year of great opportunity. Not only are we pleased with the significant increase in reported earnings but also with the acquisition of assets related to the Jonny Cat(R) brand of cat litter, including a plant in Taft, Calif., that is furthering our national distribution.

"Our second quarter and year to date progress show significant improvement over last year's second quarter and six months. Though we saw only a slight increase in sales, our income is very strong. We are benefiting from new programs and our continued focus on reducing the cost of production and distribution. Gross margins for the second quarter improvedfrom 18.2% to 21.6% and from 18.9% to 21.1% for the six months. The second quarter also marked the end of extra overburden removal costs at our Georgia plant and the continued effectiveness of our current forward fuel purchasing strategies.

"Significant increases in year over year sales and contribution from the agricultural group also helped make this quarter successful. In particular, demand for Agsorb(R) carriers, as well as increased sales of Pro's Choice(R) sports field products, have positively impacted the quarter.

"In light of critical world events affecting the nation's natural gas and fuel oil prices, we are pleased with our efforts to manage these rising costs.
While we are fairly well protected for the remainder of Fiscal 2003, if fuel prices remain high or continue to climb, we may experience increased manufacturing costs in Fiscal 2004. If the increase in fuel prices proves to be long-term in nature it is our intention to try to recoup these costs through price increases."

BUSINESS REVIEW
o Though profitability was up, sales for the CONSUMER PRODUCTS GROUP were down 1% for the quarter and 6% for the half. The continued and growing presence of the Cat's Pride(R) brand, as well as Kat Kit(R), Smart Snacks
      (R)dog treats and Jonny Cat litter at Wal-Mart have offset some of the lost sales of Wal-Mart's Special Kitty(R) cat litter brand.

      The non-litter consumer products, which include Smart Snacks dog treats and Jonny Cat liners, are showing notable strength. While Smart Snacks continue to grow in distribution and sales, the Jonny Cat liners business shows promise as an important contributor.

o Sales for the CROP PRODUCTION AND HORTICULTURAL PRODUCTS GROUP were ahead 22% when compared to last year's second quarter and 18% for the six months. Strong sales of Agsorb agricultural carriers and increased sports turf business in the golf industry were main contributors to the division's growth.

      Last year, producers of agricultural chemicals decreased inventory levels in anticipation of genetically modified crops. However, since the acceptance of GMO crops has been slower than expected, it is currently creating a higher demand for Agsorb carriers.

o The continued sluggish manufacturing sector has made things difficult for the INDUSTRIAL AND AUTOMOTIVE PRODUCTS GROUP. However, the division is holding steady. Sales were up 2% for the quarter and flat for the half. The remainder of the year will be dedicated to integrating and expanding absorbent business acquired in our Taft acquisition.

o Sales were down 4% for the SPECIALTY PRODUCTS GROUP in the quarter and flat for the half. Profitability, however, was strong both in the quarter and year to date principally due to contributions from Ultra Clear(R) clarification aid and PelUnite(TM) as well as, a favorable sales mix.

FINANCIAL OVERVIEW
On December 3, 2002, Oil-Dri's Board of Directors approved a regular quarterly cash dividend of $0.09 per share of Common Stock. At an average stock price of $9.00, and assuming cash dividends continue at the same rate, the annual yield is 4.0%.

Cash, cash equivalents and short-term investments at January 31, 2003, totaled $10,144,000. Operating cash flow was $2,079,000. Capital expenditures for the six months totaled $6,368,000, which was $2,194,000 more than the depreciation and amortization of $4,174,000. Approximately $4,255,000 of the year's capital expenditures is related to the Taft plant acquisition.

As announced in the second quarter, the company has reinstated its stock repurchase program. During the second quarter the company purchased 16,400 shares.

LOOKING FORWARD
Jaffee further commented, "The integration of the Taft facility into our manufacturing operation has been quite smooth. We are now looking to energize the Jonny Cat brand and increase the utilization of the plant by expanding output. Through new line extensions and progressive marketing strategies, we feel confident that this acquisition will prove to be a great positive for Oil-Dri.

"As previously communicated, our earnings estimate for the year was $0.20 to $0.40 per fully diluted share. In light of our strong performance during the first six months of this fiscal year and the one-time, pre-tax gain resulting from the contractual payment of $675,000 mentioned above, we are raising our estimate to $0.30 to $0.50 per fully diluted share."

                                     ###

==============================================================================


Oil-Dri Corporation of America is the world's largest manufacturer of cat litter and a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets.

This release contains certain forward-looking statements regarding the company's expected performance for future periods, and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties which include, but are not limited to, competitive factors in the consumer market; the level of success in implementation of price increases and surcharges; changes in overall agricultural demand; increasing regulation of the food chain; the risk of war or international instability; changes in the market conditions, the overall economy, energy prices, and other factors detailed from time to time in the company's annual report and other reports filed with the Securities and Exchange Commission.

                         OIL-DRI CORPORATION OF AMERICA

                        CONSOLIDATED STATEMENTS OF INCOME
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                       SECOND QUARTER ENDED JANUARY 31,
                                               % OF                 % OF
                                       2003    SALES         2002    SALES
                                     ----------------      ----------------
NET SALES                            $44,456  100.0%       $43,780   100.0%
COST OF SALES                         34,833   78.4%        35,833    81.8%
                                     ----------------      ----------------
GROSS PROFIT                           9,623   21.6%         7,947    18.2%

OTHER CONTRACTUAL INCOME                 675    1.5%           --       --
OPERATING EXPENSES                   (7,952)  -17.8%       (7,167)   -16.4%
                                     ----------------      ----------------

OPERATING INCOME                       2,346    5.3%           780     1.8%
INTEREST EXPENSE                       (661)   -1.5%         (664)    -1.6%
GAIN ON THE SALE OF MINERAL RIGHTS        --      --            --       --
OTHER INCOME (EXPENSE)                    87    0.2%           (9)     0.0%
                                     ----------------      ----------------

INCOME BEFORE INCOME TAXES             1,772    4.0%           107     0.2%
INCOME TAXES                             553    1.2%            33     0.1%
                                     ----------------      ----------------

NET INCOME                            $1,219    2.7%        $   74     0.1%



NET INCOME PER
SHARE:
                   BASIC              $ 0.22                $ 0.01
                   DILUTIVE           $ 0.21                $ 0.01
AVERAGE SHARES
OUTSTANDING:
                   BASIC               5,616                 5,614
                   DILUTIVE            5,701                 5,648

                                          SIX MONTHS ENDED JANUARY 31,
                                                % OF                 % OF
                                       2003    SALES         2002    SALES
                                     ----------------     -----------------
NET SALES                            $82,186   100.0%      $83,803   100.0%
COST OF SALES                         64,810    78.9%       67,999    81.1%
                                     ----------------      ----------------
GROSS PROFIT                          17,376    21.1%       15,804    18.9%

OTHER CONTRACTUAL INCOME                 675     0.8%          --        --
OPERATING EXPENSES                  (14,569)   -17.7%     (14,101)   -16.9%
                                     ----------------      ----------------
OPERATING INCOME                       3,482     4.2%        1,703     2.0%
INTEREST EXPENSE                     (1,348)    -1.6%      (1,343)    -1.5%
GAIN ON THE SALE OF MINERAL RIGHTS       139     0.2%          --        --
OTHER INCOME (EXPENSE)                    84     0.1%          120     0.1%
                                     ----------------      ----------------

INCOME BEFORE INCOME TAXES             2,357     2.9%          480     0.6%
INCOME TAXES                             727     0.9%          139     0.2%
                                     ----------------      ----------------
NET INCOME                           $ 1,630     2.0%      $   341     0.4%

NET INCOME PER
SHARE:
                   BASIC             $  0.29               $  0.06
                   DILUTIVE          $  0.29               $  0.06
AVERAGE SHARES
OUTSTANDING:
                   BASIC               5,615                 5,614
                   DILUTIVE            5,687                 5,643

                         OIL-DRI CORPORATION OF AMERICA

                           CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                   AS OF JANUARY 31,
                                               2003                2002
                                            -----------         -----------
CURRENT ASSETS                              $    57,160         $    57,071
PROPERTY, PLANT AND EQUIPMENT                    50,829              54,060
OTHER ASSETS                                     18,762              18,658
                                            -----------         -----------
TOTAL ASSETS                                $   126,751         $   129,789

CURRENT LIABILITIES                         $    23,003         $    20,225
LONG-TERM LIABILITIES                            34,053              38,335
STOCKHOLDERS' EQUITY                             69,695              71,229
                                            -----------         -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $   126,751         $   129,789

BOOK VALUE PER SHARE OUTSTANDING            $     12.41         $     12.69

ADDITIONS TO PROPERTY,       SECOND QUARTER $     5,053         $       740
PLANT AND EQUIPMENT            YEAR TO DATE $     6,368         $     2,092

DEPRECIATION AND             SECOND QUARTER $     2,140         $     2,205
AMORTIZATION CHARGES           YEAR TO DATE $     4,174         $     4,427

                                               SUPPLEMENTAL INFORMATION
                                                (1)                 (2)
                                               SECOND              SIX
                                           QUARTER ENDED       MONTHS ENDED
                                            JANUARY 31,         JANUARY 31,
                                               2002                2002
                                            -----------         -----------
NET SALES AS ORIGINALLY REPORTED            $    45,427         $    86,880
RECLASSIFICATION                                (1,647)             (3,077)
                                            -----------         -----------
RECLASSIFIED NET SALES                      $    43,780         $    83,803


AS REQUIRED BY RECENT ACCOUNTING PRONOUNCEMENTS, NET SALES WAS REDUCED
BY COSTS INCURRED FOR COUPONS, VOLUME REBATES, SLOTTING FEES, BUYDOWNS AND COOPERATIVE ADVERTISING ARRANGEMENTS. THE DECREASE IN NET SALES WAS OFFSET BY A CORRESPONDING DECREASE IN OPERATING EXPENSES AND RESULTED IN NO CHANGE TO NET INCOME.